Exhibit 99.1

Matinas BioPharma Announces Positive in vivo Efficacy Results of Oral LNC Docetaxel Formulation in a Melanoma Model

Study results show reduction in tumor size comparable to IV docetaxel and no systemic toxicity

BEDMINSTER, N.J. (November 7, 2023) – Matinas BioPharma Holdings, Inc. (NYSE American: MTNB), a clinical-stage biopharmaceutical company focused on delivering groundbreaking therapies using its lipid nanocrystal (LNC) platform technology, announces positive results from an in vivo animal study of an oral LNC formulation of docetaxel, a well-known chemotherapeutic agent used in the management of multiple metastatic and unresectable tumors. Currently, docetaxel is administered intravenously and can be associated with significant side effects and toxicities.

“We are excited to report new in vivo data demonstrating the therapeutic efficacy of an oral LNC formulation of docetaxel,” said Dr. James J. Ferguson, Chief Medical Officer of Matinas. “We believe this is a step forward for Matinas’ unique drug delivery platform, taking us beyond our successes in infectious disease by providing convincing proof-of-principle that orally administered LNCs can effectively target tumors and successfully deliver small molecule therapeutics to those tumors.

“The study shows reductions in tumor size comparable to systemic intravenous docetaxel in a well-validated mouse melanoma model,” he added. “We observed no toxicity with our LNC formulations over the 10 days of oral dosing, noting this relatively short course of treatment was primarily targeting efficacy and will require further study and evaluation with longer periods of administration. Additional analyses of the data are ongoing, and we are preparing them for presentation at upcoming scientific meetings.”

Study Design

Purpose: Document the efficacy of an oral LNC docetaxel formulation to target and treat tumors, with both negative (untreated) and positive (IV docetaxel) controls.

●	Syngeneic tumor model (C57BL/6 mice injected with B16F10 murine melanoma cells)
●	Four treatment groups

■	Untreated controls
■	Low-dose oral LNC docetaxel
■	High-dose oral LNC docetaxel
■	IV docetaxel

●	Dosing of oral LNCs and IV docetaxel initiated at Day 5 following tumor cell injection
●	Low-dose and high-dose oral LNC arms dosed daily through Day 14
●	IV docetaxel administered on Day 5 and Day 10
●	Tumor volume (caliper measurements) measured throughout the course of treatment
●	Toxicity monitored throughout treatment and assessment of hematologic parameters at Day 14
●	Animal sacrifice at Day 14
●	Tumor volume measured at Day 14

Key Findings

●	Efficacy: Anti-tumor effect of daily oral LNC docetaxel in both the high-dose and low-dose arms were comparable to IV docetaxel with statistically significant reductions in tumor volume compared with untreated controls at Day 14 (high dose oral LNC -63%; low dose oral LNC -57%; IV docetaxel -68%), and similar reductions in tumor weight at Day 14.

●	Safety: No systemic toxicities were noted. Body weight was stable over treatment duration and hematologic parameters were similar to untreated controls.

Potential next steps for Matinas include evaluating the efficacy of the current LNC docetaxel formulation in other tumor models and evaluating longer-term treatment regimens to confirm lack of toxicity. Additionally, Matinas plans to evaluate the potential anti-tumor activity of LNC formulations of small oligonucleotides.

About Matinas BioPharma

Matinas BioPharma is a biopharmaceutical company focused on delivering groundbreaking therapies using its lipid nanocrystal (LNC) platform delivery technology.

Matinas’ lead LNC-based therapy is MAT2203, an oral formulation of the broad-spectrum antifungal drug amphotericin B, which although highly potent, can be associated with significant toxicity. Matinas’ LNC platform provides oral delivery of amphotericin B without the significant nephrotoxicity otherwise associated with IV-delivered formulations. MAT2203 also allows for safe, longer-term use outside of a hospital setting, which could have substantial favorable pharmacoeconomic impact. MAT2203 was successfully evaluated in the completed Phase 2 EnACT study in cryptococcal meningitis, meeting its primary endpoint and achieving robust survival. MAT2203 will be further evaluated as an oral step-down monotherapy treatment following IV amphotericin B in a single pivotal Phase 3 study in the treatment of aspergillosis in persons with limited treatment options who are unable to be treated with azoles for reasons related to drug-drug interactions, resistance or for whom these antifungal agents are unable to be used for other clinical reasons.

In addition to MAT2203, preclinical and clinical data have demonstrated that this novel technology can potentially provide solutions to many of the challenges standing in the way of achieving safe and effective intracellular delivery of both small molecules and larger, more complex molecular cargos such as RNAi, antisense oligonucleotides, and vaccines. The combination of its unique mechanism of action and flexibility with routes of administration (including oral) positions Matinas’ LNC technology to potentially become a preferred next-generation orally available intracellular drug delivery platform. For more information, please visit www.matinasbiopharma.com.

Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to our business activities, our strategy and plans, our collaboration with National Resilience, Inc., the potential of our LNC platform technology, and the future development of its product candidates, including MAT2203, the Company’s ability to identify and pursue development, licensing and partnership opportunities for its products, including MAT2203, or platform delivery technologies on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to continue as a going concern, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor Contact

LHA Investor Relations

Jody Cain

Jcain@lhai.com

310-691-7100

# # #